Exhibit 10.15

MASTER PARTICIPATION AGREEMENT

MASTER PARTICIPATION AGREEMENT, dated as of July 22, 2005 (this Participation Agreement), between Goldman Sachs Credit Partners L.P. (GSCP) and GSC Capital Corp. Loan Funding 2005-1 (the Issuer).

W I T N E S S E T H

WHEREAS, GSCP and the Issuer are among the parties to that certain Warehouse Agreement, dated as of July 22, 2005 (as amended and in effect from time to time, the Warehouse Agreement), relating to the purchase by the Issuer from time to time of certain Collateral Debt Obligations for inclusion in the Warehouse Portfolio;

WHEREAS, GSCP (NJ), L.P. (GSC), will act as collateral manager to the Issuer with respect to such Collateral Debt Obligations (GSC, in such capacity, the Collateral Manager);

WHEREAS, the Issuer desires to sell to GSCP a 100% participation interest in each Collateral Debt Obligation acquired by the Issuer under the Warehouse Agreement; and

WHEREAS, GSCP desires to accept a 100% participation in each such Collateral Debt Obligation.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, GSCP and the Issuer agree as follows:

     1. Defined Terms

As used in this Participation Agreement and unless the context requires a different meaning, capitalized terms used but not defined herein (including the recitals hereto) shall have the meanings assigned to such terms in the Warehouse Agreement; provided that each reference herein to a “Collateral Debt Obligation” or to any type of Collateral Debt Obligation shall refer only to those Collateral Debt Obligations that are also Loans.

     2. Participation Interests

     (a) The Issuer agrees to sell to GSCP, and GSCP agrees to purchase from the Issuer, a 100% undivided participation in each Collateral Debt Obligation purchased by the Issuer pursuant to the Warehouse Agreement (collectively, the Participation Interests), in each case, upon the terms and subject to the conditions set forth in this Participation Agreement and the Warehouse Agreement (including, without limitation, the obligation of the Collateral Manager to obtain GSCP’s prior consent to the purchase by the Issuer of any Collateral Debt Obligation pursuant to Section 2(b) of the Warehouse Agreement).

     (b) The purchase price payable by GSCP for each Participation Interest will be an amount equal to the Gross Purchase Price for the Collateral Debt Obligation that is the subject of such Participation Interest. The purchase of each Participation Interest will be completed on the date on which the Issuer purchases such Collateral Debt Obligation in accordance with the Warehouse Agreement (the Purchase Date). The Issuer irrevocably authorizes GSCP, upon receipt of instructions from the Collateral Manager under the Warehouse Agreement to purchase a Collateral Debt Obligation, to use the proceeds from the sale by the Issuer of the related Participation Interest to purchase for account of the Issuer such Collateral Debt Obligation from the seller thereof. With respect to each such purchase by the Issuer of a Collateral Debt Obligation pursuant to the Warehouse Agreement, the payment by GSCP of the Gross Purchase Price for such Collateral Debt Obligation to the seller thereof for account of the Issuer shall be deemed to constitute payment by GSCP of the purchase price for the related Participation Interest. Each Participation Interest (i) will become effective upon GSCP’s deemed payment in full of the purchase price therefor and (ii) will be sold to GSCP free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest.

     (c) Simultaneously with the purchase by GSCP hereunder of any Participation Interest in a Revolving Loan or Delayed Drawdown Security, GSCP shall assume the obligation of the Issuer arising under the Underlying Instruments of such Revolving Loan or Delayed Drawdown Security to make additional loans with respect to such Revolving Loan or Delayed Drawdown Security. Except with respect to any sale of any Revolving Loan or Delayed Drawdown Security to GSCP pursuant to Section 4 of the Warehouse Agreement, the assumption by GSCP of the obligation of the Issuer to make additional loans with respect to any such Revolving Loan or Delayed Drawdown Security shall automatically cease upon the Participation Termination Date (as defined below) of the related Participation Interest and thereafter GSCP shall have no further obligation to make additional loans with respect to such Revolving Loan or Delayed Drawdown Security.

     (d) With respect to any Participation Interest, this Participation Agreement and the obligations created hereby shall terminate and such Participation Interest shall be deemed cancelled automatically, free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, on the earlier of (i) the Closing Date and (ii) the date upon which the related Collateral Debt Obligation is sold or otherwise liquidated as provided in Sections 4(a)(ii) and 4(b)(ii) of the Warehouse Agreement (the date of such termination with respect to a Participation Interest being referred to herein as the Participation Termination Date), in each case, upon payment to GSCP of any amounts owing from the Issuer to GSCP in respect of such Participation Interest hereunder; provided that the termination of any Participation Interest shall not relieve the Issuer of its obligation to remit to GSCP such amounts, if any, to which GSCP is entitled pursuant to Section 2(e).

     (e) Pursuant to each Participation Interest, GSCP shall be entitled to, and the Issuer (or the Collateral Manager acting on behalf of the Issuer) shall pay or cause to be paid to GSCP (to the account specified in a written notice by GSCP to the Issuer and the Collateral Manager):

(i)	an amount equal to a 100% share in any cash, securities or other property received (in whatever form, together with appropriate endorsement if necessary) by the Issuer in connection with the related Collateral Debt Obligation, whether received from or on behalf of the borrower of or any other obligor on such Collateral Debt Obligation (individually or collectively, as the context requires, the Borrower) or from any paying agent acting on its behalf or from any other source in respect of such Collateral Debt Obligation, whether on account of principal, interest, fees (including, in the case of a Revolving Loan or Delayed Drawdown Security, any commitment fee), costs and expenses or otherwise, including, without limitation, taxes, indemnity payments, yield protection payments and any accrued and unpaid interest included in the Gross Purchase Price of the related Collateral Debt Obligation and any up front fees paid or owing to the Issuer; provided that GSCP shall be entitled to any such cash, securities or other property: (1) constituting principal of the related Collateral Debt Obligation only if (x) received by the Issuer on or prior to the related Participation Termination Date, (y) receivable by the Issuer in respect of any record date occurring on or prior to the related Participation Termination Date or (z) received in connection with a sale or other liquidation of such Collateral Debt Obligation; (2) constituting interest on the related Collateral Debt Obligation (or, in the case of a Revolving Loan or Delayed Drawdown Security, commitment fee on the Unfunded Amount of such Revolving Loan or Delayed Drawdown Security), only if attributable to Purchased Accrued Interest or accrued with respect to the period from and including the Purchase Date to but excluding the related Participation Termination Date and, in each such case, received by the Issuer on or prior to the related Participation Termination Date; and (3) not constituting principal of or interest on the related Collateral Debt Obligation (or commitment fee on the Unfunded Amount of a Revolving Loan or Delayed Drawdown Security), only if accrued with respect to, or otherwise attributable to, the period from and including the Purchase Date to but excluding the related Participation Termination Date and received on or prior to the related Participation Termination Date. Payment of any amounts set forth in this clause (e)(i) shall be due by close of business in New York City on the Business Day following receipt of any such amount by the Issuer. In the event that any amount is received directly by GSCP that would have been payable by the Issuer to GSCP pursuant to this clause (e)(i) if such amount had been received by the Issuer, GSCP shall be entitled to retain, as set forth hereunder and in the Warehouse Agreement, the amount so received directly by GSCP; and

(ii)	the amount payable by the Issuer to GSCP in connection with the termination of such Participation Interest on the Closing Date pursuant to Section 3(a) of the Warehouse Agreement.

     3. Security Interest

     (a) The Collateral Manager on behalf of the Issuer shall instruct each administrative agent or Person exercising similar authority with respect to a Collateral Debt Obligation (in such capacity, the Administrative Agent) to (i) register the Issuer on its books and records as the legal owner and payee of such Collateral Debt Obligation, (ii) deliver any certificated security or instrument evidencing such Collateral Debt Obligation to the Collateral Manager (which the Collateral Manager shall hold as agent and bailee of GSCP as secured party pending delivery to GSCP as provided below) and (iii) to make all payments in respect of such Collateral Debt Obligation to which GSCP is entitled under Section 2(e) to the account specified in Section 2(e). Promptly (and in any event within two Business Days) after receiving any certificated security or instrument evidencing any Collateral Debt Obligation, the Collateral Manager shall deliver the same to GSCP, together with an undated bond power duly executed in blank by the Collateral Manager on behalf of the Issuer.

     (b) The Issuer hereby pledges to GSCP, as security for all present and future obligations of the Issuer hereunder to GSCP, and grants to GSCP a first priority continuing security interest in, lien on and right of set-off against all Collateral Debt Obligations acquired by the Issuer pursuant to the Warehouse Agreement (and all proceeds thereof). This Agreement shall constitute a security agreement under the laws of the State of New York. Upon the occurrence of any default in the payment of any amount owing by the Issuer to GSCP hereunder or in respect of any Participation Interest, GSCP shall have all rights and remedies of a secured party on default under the laws of the State of New York and other applicable law to enforce the security interest and pledge contained herein. With respect to each Participation Interest, such security interest and pledge will terminate on the related Participation Termination Date for such Participation Interest upon payment to GSCP of any amounts owing from the Issuer to GSCP in respect of such Participation Interest hereunder on such Participation Termination Date. The Issuer (or the Collateral Manager on the Issuer’s behalf) shall prepare, file, record, make, execute and deliver all such notices, instruments, statements and other documents and perform such acts (if any) as GSCP may reasonably request from time to time to perfect, preserve or otherwise protect the security interest of GSCP granted hereunder.

     4. Purchase And Enforcement of Collateral Debt Obligations

It is expressly understood and agreed that the Issuer shall purchase each Collateral Debt Obligation in accordance with the terms and conditions set forth in the Warehouse Agreement. Neither GSCP nor any of its Affiliates shall have any duty, express or implied, to investigate the adequacy of the compliance of each purchase by the Issuer of a Collateral Debt Obligation with any Issuer Documentation or with the conditions and procedures set forth in Section 2 of the Warehouse Agreement (other than in compliance with GSCP’s internal compliance policies and procedures).

     5. Assignment

The Issuer acknowledges and agrees that it may not assign, sell or pledge any interest in any Collateral Debt Obligation to anyone other than GSCP or an Affiliate of GSCP, except from and after the Closing Date as contemplated by the Issuer Documentation or in connection with a sale or liquidation pursuant to and in accordance with the provisions of Article 4 of the Warehouse Agreement.

     6. Acts and Decisions

It is understood and agreed by the parties hereto that the Collateral Manager has been appointed to manage and monitor the Collateral Debt Obligations pursuant to the Warehouse Agreement and that the Collateral Manager is authorized to act on behalf of the Issuer for all purposes of this Participation Agreement, including the exercise of the Issuer’s rights described herein. With respect to each Collateral Debt Obligation, in the event that, in its capacity as collateral manager of such Collateral Debt Obligation and on behalf of the Issuer, the Collateral Manager receives any notice or other communication concerning any amendment, supplement, consent, waiver or other modification (howsoever documented) (any such item, a Communication) under or in respect of any Collateral Debt Obligation or any related document or makes any affirmative determination to exercise or refrain from exercising any rights or remedies in respect of a Collateral Debt Obligation, the Collateral Manager, on behalf of the Issuer, shall give prompt notice thereof to GSCP. In any such event and in the absence of (a) a Collateral Manager Event having occurred and be continuing and (b) a Material Adverse Change within the meaning of clause (b) of the definition set out in the Warehouse Agreement thereof having occurred and be continuing, the Collateral Manager on behalf of the Issuer shall, with respect to the Collateral Debt Obligation, exercise all voting and other powers of ownership relating to such Communication or the exercise of such rights or remedies as the Issuer shall deem appropriate under the circumstances; provided that, insofar as any such Communication is related to a Specified Matter the Collateral Manager, on behalf of the Issuer, shall exercise all voting and other powers of ownership relating to such Communication only with the prior written consent of GSCP, except to the extent that the grant by the Issuer to GSCP of such consent right would expressly violate a provision of the Collateral Debt Obligation or any related document prohibiting any such grant or expressly restricting the matters that may be the subject of any such right of a holder of a Participation Interest, in which event GSCP’s right to so consent shall not exist or be so limited, as applicable.

Specified Matter means, with respect to any Collateral Debt Obligation, any amendment, supplement, consent, waiver or other modification (howsoever documented) that (a) reduces the principal amount of the related Collateral Debt Obligation or in the case of a Revolving Loan or Delayed Drawdown Security, increases the Commitment Amount of such Revolving Loan or

Delayed Drawdown Security, (b) reduces the rate of interest or any fee payable on the related Collateral Debt Obligation (including, without limitation, any commitment fee payable on the Unfunded Amount of any Revolving Loan or Delayed Drawdown Security), (c) postpones the due date of any scheduled payment or distribution in respect of the related Collateral Debt Obligation, (d) alters the pro rata allocation or sharing of payments or distributions required by any Collateral Debt Obligation or any related document, (e) releases any material guarantor of the related Collateral Debt Obligation from its obligations, (f) terminates or releases any material lien securing the related Collateral Debt Obligation, (g) changes any of the provisions of any Collateral Debt Obligation or any related document specifying the number or percentage of lenders required to effect any of the foregoing or (h) could reasonably be expected to have a material adverse effect on (x) the rights of GSCP in the Participation Interest related to such Collateral Debt Obligation or (y) with respect to any Revolving Loan or Delayed Drawdown Security, the obligation to make additional loans thereunder assumed by GSCP pursuant to Section 2(c); provided that, promptly (and in any event within three Business Days) after receipt of notice of a Communication, GSCP shall confirm to the Collateral Manager in writing whether the amendment, supplement, consent, waiver or other modification referred to in such Communication relates to a Specified Matter described in the preceding clause (h).

     7. Further Assurances

Each of the parties hereto agrees to execute and deliver all such agreements, instruments and documents and to take all such further actions as the other party hereto may reasonably deem necessary from time to time to carry out the intent and purposes of this Participation Agreement and to consummate the transactions contemplated hereby.

     8. Governing Law; Jurisdiction

This Participation Agreement shall be construed in accordance with, and this Participation Agreement and all matters arising out of or relating in any way whatsoever to this Participation Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York. With respect to any suit, action or proceedings relating to this Participation Agreement (Proceedings), each party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Participation Agreement precludes either party hereto from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

     9. Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     10. Notices

Unless otherwise directed by the party hereto to whom any notice is to be given, all notices hereunder shall be delivered as provided in Section 7 of the Warehouse Agreement.

     11. Successors and Assigns; Amendments

Subject to Section 5, the obligations hereunder shall bind and inure to the benefit of the successors and assigns of the parties hereto and all rights, benefits and privileges hereby conferred shall be and hereby are extended to and conferred upon and may be enforced by such successors and assigns. No term or provision of this Participation Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

     12. Representations of GSCP

     (a) GSCP hereby represents and warrants to the Issuer that (i) the making and performance by GSCP of its obligations under this Participation Agreement have been duly authorized by all necessary corporate action on the part of GSCP and (ii) the obligations of GSCP under this Participation Agreement are the legal, valid and binding obligations of GSCP, enforceable against GSCP in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether enforceability is sought in a proceeding in equity or at law).

     13. Representations of the Issuer

     (a) The Issuer represents and warrants to GSCP on and as of the date hereof and each Purchase Date with respect to each Participation Interest sold on such date that:

(i)	The Issuer (i) is duly incorporated and validly existing under the laws of the Cayman Islands, (ii) is in good standing under such laws and (iii) has full power and authority to execute, deliver and perform its obligations hereunder and under the this Agreement and the Warehouse Agreement.

(ii)	The Issuer’s execution, delivery, and performance of this Agreement and the Warehouse Agreement has not resulted and will not result in a breach or violation of any provision of (i) the Issuer’s organizational documents, (ii) any statute, law, writ, order, rule or regulation of any governmental authority applicable to the Issuer, which could reasonably be expected to have a material adverse effect on the Issuer or its assets, (iii) any judgment, injunction, decree or determination applicable to the Issuer or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other instrument by which the Issuer may be bound or to which any of the assets of the Issuer are subject.

(iii)	This Agreement and the Warehouse Agreement (A) have been duly and validly authorized, executed, and delivered by the Issuer and (B) are the legal, valid, and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, except that such enforceability against the Issuer may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by the court’s discretion in relation to equitable remedies; and no notice to, registration with, consent or approval of, or any other action by, any relevant governmental authority or other person (including but not limited to any notice, consent, or approval required to be delivered or obtained by the Issuer on the Purchase Date in connection with the sale of the Participation Interest hereunder) is or will be required for the Issuer to execute, deliver, and perform its obligations under, this Agreement and the Warehouse Agreement.

(iv)	Other than the security interest granted to GSCP pursuant to Section 3 of this Agreement, the Issuer will be the sole legal and beneficial owner of and has good title to such Participation Interest, free and clear of any encumbrance, and such Participation Interest is not subject to any prior sale, transfer, assignment or participation by the Issuer or any agreement to assign, convey, transfer or participate, in whole or in part to any person other than GSCP.

(v)	No proceedings are (i) pending against the Issuer or (ii) to the best of the Issuer’s knowledge, threatened against the Issuer before any relevant governmental authority that, in the aggregate, will materially and adversely affect (A) the Participation Interest or (B) the ability of the Issuer to perform its obligations under this Agreement.

(vi)	Except for any Unfunded Amounts, there is no funding obligation of any kind (whether fixed, contingent, conditional, or otherwise) in respect of such Participation Interest (including any obligation to make advances or to purchase participations in letters of credit under the Underlying Instruments or any obligation relating to any currency or interest rate swap, hedge, or similar arrangement arising under the Underlying Instruments) that the Issuer or GSCP is or shall be required to pay or otherwise perform that the Issuer has not paid or otherwise performed in full.

(vii)	No broker, finder or other person acting under the Issuer’s authority is entitled to any broker’s commission or other fee in connection with such Participation Interest or otherwise in connection with the transactions contemplated by this Agreement for which GSCP could be responsible.

(viii)	The Issuer (i) has adequate information concerning the business and financial condition of the Borrower to make an informed decision regarding the sale of the Participation Interest and (ii) has independently and without reliance upon GSCP, and based on such information as the Issuer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Issuer has relied upon GSCP’s express representations, warranties and covenants in this Agreement. The Issuer acknowledges that GSCP has not given the Issuer any investment advice, credit information, or opinion on whether the sale of the Participation Interest is prudent.

(ix)	The Issuer acknowledges that (i) GSCP may have, and later may come into possession of, information with respect to the Participation Interest, any Borrower or its Affiliates that is not known to the Issuer and that may be material to a decision to sell the Participation Interest (“Issuer Excluded Information”), (ii) the Issuer may sell the Participation Interest notwithstanding its lack of knowledge of the Issuer Excluded Information and (iii) GSCP shall have no liability to the Issuer, and the Issuer waives and releases any claims that it might have against GSCP or any Indemnitee whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Issuer Excluded Information in connection with the transactions contemplated hereby; provided, however, that the Issuer Excluded Information shall not and does not affect the truth or accuracy of GSCP’s representations or warranties in this Agreement.

(x)	Without characterizing the Participation Interest as a “security” within the meaning of applicable securities laws, the Issuer has not made any offers to sell, or solicitations of offers to buy, any portion of the Participation Interest in violation of any applicable securities laws.

(xi)	The Issuer acknowledges that: (i) its sale of the Participation Interest to GSCP is irrevocable; (ii) the Issuer shall have no recourse to the Participation Interest; and (iii) the Issuer shall have no recourse to GSCP, except for GSCP’s or breach of their respective representations, warranties, covenants or agreements, in each case as expressly stated in this Agreement, the Warehouse Agreement or in any of the other documents or agreements executed in connection with the transactions contemplated herein or therein.

(xii)	The Issuer has not engaged in any acts or conduct or made any omissions that will result in GSCP receiving proportionately less in payments or distributions under, or less favorable treatment (including the timing of payments or distributions) for, the Participation Interest than is received by other lenders holding loans or commitments of the same tranche as the related Collateral Debt Obligation.

(xiii)	The Issuer does not hold any funds or property of or owe any amounts or property to the Borrower and has not effected or received the benefit of any setoff against the Borrower on account of the Participation Interest.

(xiv)	The Issuer has not received any written notice other than those publicly available that (i) any payment or other transfer made to or for the account of the Issuer from or on account of the Borrower under the related Collateral Debt Obligation is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer or (ii) the Participation Interest, or any portion of it is void, voidable, unenforceable or subject to any similar impairment.

(xv)	The Issuer is not a party to any document, instrument or agreement (other than any the Underlying Instruments) that could materially and adversely affect the Participation Interest or GSCP’s rights and remedies under this Agreement.

(xvi)	The principal amount of the Collateral Debt Obligation outstanding and any Unfunded Amounts and all permanent commitment reductions, permanent repayments of principal and all amendment, consent, waiver and other similar non-ordinary course fees received by the Issuer in connection with the related Collateral Debt Obligation as of the Purchase Date, are accurately stated in the Loan Transaction Schedule.

(xvii)	The Issuer has provided, or has caused to be provided, to GSCP (i) true, correct and complete copies of each Underlying Instrument, if any, to which the Issuer is a party and (ii) to the extent and in the form received by the Issuer, any other Underlying Instruments. A true and accurate description of such Underlying Instruments is set forth in the applicable Loan Transaction Schedule.

     14. Borrower Information

With respect to each Collateral Debt Obligation and subject to any applicable confidentiality provisions, (a) the Issuer agrees to furnish, or cause to be furnished, promptly to GSCP (i) such reports, certificates and other written information as are received by or on behalf of the Issuer and required to be delivered to or on behalf of the lenders under any of the loan documentation relating to such Collateral Debt Obligation, (ii) such other information regarding the operations, business affairs or financial condition of the Borrower, or compliance with the terms of such loan documentation, as GSCP may reasonably request and that the Issuer is entitled to request under such loan documentation or otherwise and (iii) such loan documentation in the possession of the Issuer or the Collateral Manager as GSCP may reasonably request and (b) the Issuer agrees to notify GSCP promptly, but in no event later than two Business Days following the receipt by the

Collateral Manager of actual notice, of any event of default under the Collateral Debt Obligation, or the merger or consolidation by the Borrower with or into, or any conveyance, transfer, lease or disposal by the Borrower of (whether in one transaction or a series of transactions) all or substantially all of the Borrower’s assets to, any person or entity or any other event which is likely to have a material adverse affect on the operations, business affairs or financial condition of the Borrower. GSCP agrees to be bound by, and to comply with, any applicable confidentiality provisions set forth in any Collateral Debt Obligation or any document related thereto.

     15. Indemnification

     (a) The Issuer agrees to indemnify, defend and old GSCP and its officers, directors, employees, agents, partners and controlling persons (collectively, the “Indemnitees”) harmless from and against any and all losses, claims, damages, suits, proceedings, liabilities and reasonable third party expenses that are incurred by or threatened against GSCP Indemnitees or any of them, including, but not limited to, reasonable attorneys’ fees and expenses, caused by, or in any way resulting from or relating to:

(i)	the breach of any of the Issuer’s representations, warranties, covenants, agreements or indemnities set forth in this Agreement or the Warehouse Agreement;

(ii)	a claim based on or involving an act or omission of the Issuer with or in any way related to a Collateral Debt Obligation, Participation Interest or Underlying Instrument; or

(iii)	a claim with respect to the Issuer’s acts or omissions with respect to any Collateral Debt Obligation, Participation Interest or Underlying Instrument which constitute negligence, willful misconduct or a breach of the Issuer’s obligations under or relating to a Collateral Debt Obligation, Participation Interest or such Underlying Instrument, other than obligations, liabilities or claims under an Underlying Instrument expressly assumed by GSCP in this Agreement.

Provided that, the foregoing indemnification shall be unavailable if the claims are finally judicially determined to have resulted from the gross negligence, willful misconduct or bad faith of an Indemnitee.

     (b) Acknowledgement. If the Closing Date occurs and the Issuer has not paid GSCP all amounts payable by the Issuer under this Section 15 by the Closing Date, GSCP agrees that all such unpaid amounts shall be treated as subordinated administrative expenses of the Issuer under the indenture to be entered into in connection with the Transaction and shall be paid by the Issuer to GSCP in accordance with the priority of payments set forth in such indenture after all payments that are senior to payments to holders of the Subordinated Securities.

     16. The Issuer’s Covenants

     (a) The Issuer shall not (i) to the maximum extent permitted by applicable law, file, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding; (ii) suffer or incur any liabilities, contingent or otherwise, other than those normal and incidental to acquiring, owning, holding and transferring Loans and Collateral Debt Obligations in connection with the Transaction and to make any payments required under this Agreement and the Warehouse Agreement; or (iii) own any asset or property prior to the Closing Date other than (A) Collateral Debt Obligations in connection with the Warehouse Agreement and the Transaction and (B) incidental personal and intangible property relating to the ownership of the property described in the preceding subclause (A) in connection with this Agreement, the sum of U.S.$500 held in the Issuer’s Cayman Islands bank account together with any interest thereon, the Warehouse Agreement and the Transaction.

     (b) The Issuer shall not engage in any business other than acquiring, owning, holding and transferring Collateral Debt Obligations, participating in the Transaction and the transactions contemplated in connection with this Agreement and the Warehouse Agreement, issuing securities in connection therewith and engaging in activities incidental to all of the foregoing.

     (c) The Issuer agrees that it will not (i) take any action which may cause the Issuer to become insolvent or not pay its debts and liabilities (including employment and overhead expenses) where it has assets available to do so as the same shall become due or (ii) fail to do or cause to be done all things necessary to observe organizational formalities and preserve its existence.

     (d) The Issuer agrees that it will (i) not hold itself out to be responsible for the debts or obligations of any other person; (ii) except as required under this Agreement or the Warehouse Agreement, not commingle its funds and assets with those of any other person; or (iii) except as required under this Agreement and the Warehouse Agreement, maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other person.

     (e) The Issuer agrees that (i) it will maintain all of its books, records and bank accounts separate from those of any other person and will file its own tax returns (except to the extent consolidation is required as a matter of law) or other filings with governmental agencies if and as required by law; (ii) it will hold itself out to the public as a legal entity separate and distinct from any other person; (iii) it will maintain adequate capital in light of its contemplated business operations; (iv) it will conduct business in its own name; and (v) it will not share any common logo with or hold itself out as or be considered as a department or division of GSCP or any other person.

     (f) The Issuer agrees that it will obtain all such legal opinions, consents and/or approvals, and will enter into such other documents in form and substance satisfactory to GSCP, as GSCP shall reasonably require in relation to any Participation Interest.

17. Counterparts

This Participation Agreement may be executed in one or more counterparts, each of which is an original document, but all of which, taken together, shall constitute one and the same instrument.

18. Limited Recourse; Non-Petition

GSCP hereby acknowledges and agrees that all obligations of the Issuer arising out of or in connection herewith shall constitute limited recourse obligations of the Issuer, payable solely from the Issuer’s assets (excluding the $250 from the proceeds of the issue and allotment of the Issuer’s shares and also excluding the $250 transaction fee payable to the Issuer for entering into the transactions for the issue of the Offered Securities). Upon realization of the Issuer’s assets and their reduction to zero, all unpaid or unsatisfied claims against the Issuer arising out of or in connection herewith shall be deemed to be extinguished and shall not thereafter revive. GSCP shall have no claim hereunder for any shortfall upon realization of the Issuer’s assets and their reduction to zero. Furthermore, GSCP agrees not to petition or join in any petition for the winding up of the Issuer (or any analogous procedure having the effect of a winding up) in any jurisdiction for the then applicable preference period in the relevant jurisdiction plus one day.

IN WITNESS WHEREOF, the parties hereto have executed this Participation Agreement as of the date and year first above written.

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Sandra Stulberger

	Name:	Sandra L. Stulberger
	Title:	Authorized Signatory

GSC CAPITAL CORP. LOAN FUNDING 2005-1

By:	/s/ Carrie Bunton

	Name:	Carrie Bunton
	Title:	Director

[Signature Page to Participation Agreement dated July 22, 2005]